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__________, 1999




Scudder State Tax Free Trust
  Scudder Pennsylvania Tax Free Fund
Two International Place
Boston, Massachusetts  02110

Scudder Municipal Trust
  Scudder Managed Municipal Bonds
Two International Place
Boston, Massachusetts  02110


Ladies and Gentlemen:

You have asked us for our opinion concerning certain federal income tax consequences to (a) Scudder Pennsylvania Tax Free Fund ("Tax Free"), a non-diversified series of Scudder State Tax Free Trust ("State Trust"), (b) Scudder Managed Municipal Bonds ("Municipal Bonds"), a separate series of Scudder Municipal Trust ("Municipal Trust"), and (c) holders of shares of beneficial interest in Tax Free ("Tax Free Shareholders") when Tax Free Shareholders receive shares of beneficial interest of Municipal Bonds ("Municipal Bonds Shares") in exchange for their interests in Tax Free pursuant to an acquisition by Municipal Bonds of all or substantially all of the assets of Tax Free in exchange for the shares of beneficial interest of Municipal Bonds and the assumption by Municipal Bonds of liabilities of Tax Free (the "Reorganization"), all pursuant to an agreement and plan of reorganization.

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document so to execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this


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letter. The opinions expressed in this letter are based upon certain factual statements relating to Tax Free and Municipal Bonds set forth in the Registration Statement on Form N-14 (the "Registration Statement") filed by Municipal Trust, on behalf of Municipal Bonds, with the Securities and Exchange Commission and representations made in letters from State Trust, on behalf of Tax Free, and Municipal Trust, on behalf of Municipal Bonds, addressed to us for our use in rendering this final opinion. We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statement.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for federal income tax purposes:

          (i) the transfer to Municipal Bonds of all or substantially all of the assets of Tax Free in exchange solely for Municipal Bonds Shares and the assumption by Municipal Bonds of all of the liabilities of Tax Free, followed by the distribution of such Municipal Bonds Shares to Tax Free shareholders in exchange for their shares of Tax Free in complete liquidation of Tax Free, will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code, and Municipal Bonds and Tax Free will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by Tax Free upon the transfer of all or substantially all of its assets to Municipal Bonds in exchange solely for Municipal Bonds Shares and the assumption by Municipal Bonds of all of the liabilities of Tax Free;

          (iii) the basis of the assets of Tax Free in the hands of Municipal Bonds will be the same as the basis of such assets of Tax Free immediately prior to the transfer;

          (iv) the holding period of the assets of Tax Free in the hands of Municipal Bonds will include the period during which such assets were held by Tax Free;


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          (v)       no gain or loss will be recognized by Municipal Bonds upon the receipt of the assets of Tax Free in exchange for Municipal Bonds Shares and the assumption by Municipal Bonds of all of the liabilities of Tax Free;

          (vi) no gain or loss will be recognized by the shareholders of Tax Free upon the receipt of Municipal Bonds Shares solely in exchange for their shares of Tax Free as part of the transaction;

          (vii) the basis of Municipal Bonds Shares received by the shareholders of Tax Free will be the same as the basis of the shares of Tax Free exchanged therefor; and

          (viii) the holding period of Municipal Bonds Shares received by the shareholders of Tax Free will include the holding period during which the shares of Tax Free exchanged therefor were held, provided that at the time of the exchange the shares of Tax Free were held as capital assets in the hands of the shareholders of Tax Free.


Very truly yours,